Avid Receives Anticipated Additional Notice from NASDAQ
Burlington, MA, November 20, 2013 - Avid Technology, Inc. (NASDAQ: AVID) today announced that on November 14, 2013 it received an anticipated letter from the staff of the NASDAQ Listing Qualifications Department (the “Staff”) noting that the Company was not in compliance with NASDAQ Listing Rule 5250(c)(1) due to its failure to file on a timely basis its Form 10-Q for the quarter ended September 30, 2013, which filing deficiency could serve as an additional basis for the delisting of the Company’s stock from The NASDAQ Global Select Market. As previously announced, the NASDAQ Listing Qualifications Hearings Panel (the “Panel”) granted the Company’s request for continued listing on NASDAQ through March 14, 2014, by which date the Company must evidence compliance with all applicable requirements for continued listing on NASDAQ, including the filing of all required periodic reports with the Securities and Exchange Commission.
In response to the NASDAQ notification, the Company will provide additional information to NASDAQ regarding the Company’s ongoing progress with the restatement efforts and plan to evidence compliance with all requirements for continued listing on or before March 14, 2014.
The Company's cash balance on September 30, 2013 was $50.2 million. The Company expects that additional cash expenditures related to the ongoing accounting evaluation through completion of the evaluation will amount to approximately $22 million to $29 million.
Cautionary Note Regarding Forward-Looking Statements.
The information provided in this release includes forward-looking statements that involve risks and uncertainties, including statements about Avid's anticipated plans, objectives, expectations and intentions. Such statements include, without limitation, statements related to the timing of the completion of the restatement efforts and the estimated costs related to the Company's ongoing accounting evaluation of its current and historical accounting practices. These forward-looking statements are based on current expectations as of the date of this filing and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the impact of restatement of financial statements for prior periods; the impact of delays in Avid's completion of its financial statements and the filing of its periodic reports; the impact of the previously disclosed ongoing SEC and Department of Justice inquiries; the impact of the ongoing evaluation and these inquiries on Avid's financial results and financial statements for the quarter ended September 30, 2013 and prior and future periods, including the costs associated with the evaluation and inquiries; Avid's ability to regain compliance with NASDAQ's continued listing requirements; the identified material weakness in Avid's internal controls; recent changes in Avid's management; Avid's ability to execute its strategic plan and meet customer needs; its ability to produce innovative products in response to changing market demand, particularly in the media industry; risks related to litigation; competitive factors; history of losses; fluctuations in its revenue, based on, among other things, Avid's performance in particular geographies or markets, fluctuations in foreign currency exchange rates and seasonal factors; adverse changes in economic conditions; and Avid's liquidity. Moreover, the business may be adversely affected by future legislative, regulatory or tax changes as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. Other factors that could adversely affect Avid's business and prospects are described in the filings made by the Company with the SEC.
Avid expressly disclaims any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
About Avid
Through Avid Everywhere, Avid® delivers the industry's most open, innovative and comprehensive media platform connecting content creation with collaboration, asset protection, distribution and consumption for the most listened to, most watched and most loved media in the world-from the most prestigious and award-winning feature films, music recordings, and television shows, to live concerts and news broadcasts. Industry leading solutions include Pro Tools®, Media Composer®, ISIS®, Interplay®, and Sibelius®. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Twitter, YouTube, LinkedIn, Google+; or subscribe to Avid Blogs.
© 2013 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Media Composer, Pro Tools, Interplay, ISIS, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products. All other trademarks are the property of their respective owners.

Media Contact                    Investor Contact
Lisa Kilborn                    Tom Fitzsimmons
Avid                        Avid
978.640.3230                    978.640.3346

lisa.kilborn@avid.com                tom.fitzsimmons@avid.com